Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of this 17th day of March, 2003 (but effective January 1, 2003), by and between MB Financial, Inc. (the “Corporation”) and Mitchell Feiger (the “Executive”).

WHEREAS, the Executive is the President and Chief Executive Officer of the Corporation and is a party to a written employment agreement with the Corporation dated February 23, 1999 (the “1999 Employment Agreement”);

WHEREAS, the parties believe it is in their respective best interests to enter into this Agreement in replacement of the 1999 Employment Agreement; and

WHEREAS, the Board of Directors of the Corporation (the “Board of Directors”) has approved and authorized the execution of this Agreement with the Executive.

NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

1.                                       Definitions.

(a)                                  The term “Change in Control” means (1) an event of a nature that (i) results in a change in control of the Corporation or MB Financial Bank, National Association (the “Bank”), a wholly owned subsidiary of the Corporation, within the meaning of the Bank Holding Company Act of 1956, as amended and 12 C.F.R. Part 225 (or any successor statute or regulation) or (ii) requires the filing of a notice under 12 U.S.C. §1817(j) (or any successor statute); (2) an event that would be required to be reported in response to Item 1 of the current report on Form 8-K as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than an event at the completion of which the stockholders of the Corporation immediately preceding completion of the event hold more than 40% of the outstanding stock of the resulting entity; (3) any person (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Corporation or the Bank representing 35% or more of the combined voting power of the Corporation’s or the Bank’s outstanding securities; (4) individuals who are members of the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Corporation’s stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; or (5) consummation of a plan of reorganization, merger, consolidation, sale of all or substantially all of the assets of the Corporation or a similar transaction in which the Corporation is not the resulting entity, other than an event at the completion of which the stockholders of the Corporation immediately preceding completion of the event hold more than 40% of the outstanding stock of the resulting entity; provided that the term “Change in Control” shall not include an acquisition of securities by an employee benefit plan of the Corporation or the Bank.

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(b)                                 The term “Date of Termination” means the date upon which the Executive’s employment with the Corporation ceases, as specified in a notice of termination pursuant to Section 9 hereof,

(c)                                  The term “Involuntary Termination” means the termination of the employment of the Executive (i) by the Corporation without his express written consent; (ii) by the Executive by reason of a material diminution of or interference with his duties, responsibilities or benefits, including (without limitation) any of the following actions unless consented to in writing by the Executive: (1) a requirement that the Executive be based at any place other than Chicago, Illinois, or within a radius of 35 miles from the location of the Corporation’s principal office located at 1200 N. Ashland Avenue, Chicago, Illinois, except for reasonable travel on Corporation or Bank business; (2) a material demotion of the Executive; (3) a material reduction in the number or seniority of personnel reporting to the Executive or a material reduction in the frequency with which, or in the nature of the matters with respect to which such personnel are to report to the Executive, other than as part of a Corporation and Bank-wide reduction in staff; (4) a reduction in the Executive’s salary or a material adverse change in the Executive’s perquisites, benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Corporation and the Bank; (5) a material permanent increase in the required hours of work or the workload of the Executive beyond what is expected of comparably situated chief executive officers performing substantially the same duties; or (6) the failure of the Board of Directors (or board of directors of any successor of the Corporation including its ultimate parent company) to elect the Executive as President and Chief Executive Officer of the Corporation (or any successor of the Corporation including its ultimate parent company) or any action by the Board of Directors (or a board of directors of a successor of the Corporation including its ultimate parent company) removing him from such office; or (iii) by the Executive within 90 days after he receives written notice from the Corporation pursuant to Section 2 hereof that the term of this Agreement will not be extended (a “Non-Extension Termination”).  The term “Involuntary Termination” does not include Termination for Cause, termination of employment due to death or disability or termination pursuant to Section 7(g) of this Agreement, or suspension or temporary or permanent prohibition from participation in the conduct of the Bank’s affairs under Section 8 of the Federal Deposit Insurance Act.

(d)                                 The terms “Termination for Cause” and “Terminated For Cause” mean termination of the employment of the Executive with the Corporation and the Bank because of the Executive’s willful misconduct, breach of a fiduciary duty involving personal profit, repeated failure to perform stated duties (after written notice and reasonable opportunity to cure), willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order issued by a federal banking regulator, or (except as provided below) material breach of any provision of this Agreement (after written notice and reasonable opportunity to cure).  No act or failure to act by the Executive shall be considered willful unless the Executive acted or failed to act in bad faith and without a reasonable belief that his action or failure to act was in the best interest of the Corporation or the Bank.  The Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board duly called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), stating that in the good faith opinion of the Board of Directors the Executive has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.

(e)                                  The term “Voluntary Termination” shall mean termination of employment by the Executive voluntarily as set forth in Section 7(d) of this Agreement.

2.                                       Term.  The term of this Agreement shall be a period of three years commencing on January 1, 2003, subject to earlier termination as provided herein, and on each day thereafter the term of this Agreement shall be extended for one day in addition to the then-remaining term, creating on each such day a new three year term, provided that the Corporation has not at any time given Executive prior written notice that the term of this Agreement will not be so extended.

3.                                       Employment.  The Executive is employed as the President and Chief Executive Officer of the Corporation.  As such, the Executive shall have supervision and control over strategic planning (with each strategic plan being subject to approval by the Board of Directors of the Corporation) and daily consolidated operations of the Corporation, shall render administrative and management services as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties as the Board of Directors may prescribe from time to time consistent with services performed by similarly situated executives and consistent with the terms of this Agreement.  The Executive shall also render services to any subsidiary or subsidiaries of the Corporation as requested by the Corporation from time to time consistent with his executive position and with the terms of this Agreement.  The Executive shall devote his best efforts and reasonable time and attention to the business and affairs of the Corporation and its subsidiaries to the extent necessary to discharge his responsibilities hereunder.  The Executive may (a) serve on charitable boards or committees at the Executive’s discretion without consent of the Board of Directors and, in addition, on such corporate boards as are approved in a resolution adopted by a majority of the Board of Directors, and (b) manage personal investments, so long as such activities do not interfere materially with performance of his responsibilities hereunder.

4.                                       Compensation.

(a)                                  Salary. The Corporation agrees to pay the Executive during the term of this Agreement a base salary (the “Corporation Salary”) the annualized amount of which shall be not less than $525,000.  The Corporation Salary shall be paid no less frequently than monthly and shall be subject to customary tax withholding.  The amount of the Corporation Salary shall be increased (but under no circumstances may the Corporation Salary be decreased) from time to time in accordance with the amounts of salary approved by the Board of Directors.  In order to effectuate the purpose of the preceding sentence, the amount of the Corporation Salary shall be reviewed by the Board of Directors at least every year during the term of this Agreement.  If and to the extent that the Bank and/or any other entities directly or indirectly controlled by the Corporation (the “Consolidated Subsidiaries”) pay salary or other amounts or provide benefits to the Executive that the Corporation is obligated to pay or to provide to the Executive under this Agreement, the Corporation’s obligations to the Executive shall be reduced accordingly.

(b)                                 Annual Incentive Bonus.  On or before March 31st of each year of the term of this Agreement, the Board of Directors shall adopt consolidated performance criteria for the current calendar year based upon which the Executive shall be entitled to earn an annual cash incentive bonus (the “Annual Cash Bonus”) for such calendar year if he is employed by the Corporation on the last day of such year.  In adopting such criteria the Board of Directors shall establish targeted consolidated performance based upon which the Executive will be entitled to earn an Annual Cash Bonus equal to 50% of the Corporation Salary and separately establish levels of consolidated performance based upon which the Executive will be entitled to earn an Annual Cash Bonus in an amount less or greater than 50% of the Corporation Salary but not in excess of 100% of the Corporation Salary.  The Annual Cash Bonus earned by the Executive for a calendar year shall be paid within 90 days after the expiration of such calendar year; provided, however, in the event the payment of the Annual Cash Bonus (or any portion thereof) when added to the other compensation (which is taken into account under Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”)) that is expected to be paid to the Executive in the same calendar year would, in the reasonable opinion of the Board of Directors, result in a limitation on compensation deductibility under Section 162(m) of the Code, then in that event, the Annual Cash Bonus (or affected portion thereof) shall be deferred in an amount necessary to assure full deductibility of compensation paid to the Executive for purposes of  Section 162(m) of the Code, with the deferred amount being paid, together with interest from the date of deferral to the date of payment at the average interest-bearing cost of funds of the Bank (the deferred amount plus interest shall be deemed the “Deferred Payment”),  as soon as the Deferred Payment is not subject to limitation on deductibility under Section 162(m) of the Code.

(c)                                  Stock Options.  Each year while the Executive is employed pursuant to this Agreement, he shall be considered for an award of one or more options under the Corporation’s 1997 Omnibus Incentive Plan and any successor or substitute for such plan (the “Stock Option Plan”) by the Committee (as defined in the Stock Option Plan) at such time as awards are granted to other senior executives of the Corporation.  Based upon the Corporation achieving targeted consolidated performance established by the Committee (which performance may be based upon criteria different than that utilized in determining the Annual Cash Bonus under Section 4(b) above), it is expected, if the Executive is then employed by the Corporation, that the Committee will grant to the Executive one or more options under the Stock Option Plan to acquire common stock of the Corporation at an exercise price per share equal to Fair Market Value (as defined in the Stock Option Plan) on the date of grant with number of shares subject to such option(s) being determined by dividing the Black-Scholes value per share or such other value per share determined by an investment banking firm selected by the Board of Directors (in either case utilizing duration, volatility and other criteria reasonably selected by the Board of Directors) of the shares that will be subject to the option(s) into 100% of the Corporation Salary earned by the Executive for the preceding calendar year, which value per share shall be determined utilizing the same methodology (and the same assumptions applied to such methodology) that is used for grants of stock options at such time for other senior executives of the Corporation.  If the Corporation’s consolidated performance is less or greater than the targeted consolidated performance established by the Committee, the Executive may be awarded one or more options with a lesser or greater number of underlying shares, but the value of such shares on the date of grant utilizing the methodology (and assumptions) set forth above shall in no event exceed 200% of the Corporation Salary earned by the Executive for the preceding calendar year.  The grant will be made as an ISO (as defined in the Stock Option Plan) to the maximum extent permissible and then as an NQSO (as defined in the Stock Option Plan).  Each option granted pursuant to the provisions hereof shall have an option term of 10 years and may be subject to a vesting schedule, provided: (i) vesting will continue following an Involuntary Termination at any time, (ii) such option to the extent outstanding and unexercisable shall become fully exercisable upon the death or disability of the Executive, (iii) all vested options shall be exercisable for the unexpired balance of the option term upon a termination of Executive’s employment other than as provided in the following subparts (iv) and (v) of this subsection, (iv) such option to the extent outstanding and unexercisable shall become fully exercisable upon a Change in Control if the unexercisable portion of the option would otherwise terminate or cease to be enforceable, in whole or in part, by reason of such Change in Control and shall remain exercisable for at least one year thereafter but not beyond the expiration of the option term, and (v) the option shall expire, terminate, and be forfeited upon a Termination for Cause or a termination pursuant to Section 7(g) below.

(d)                                 Expenses.  The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Corporation and the Bank, provided that the Executive accounts for such expenses as required under such policies and procedures.

5.                                       Employee Benefits.

(a)                                  Participation in Benefit Plans.  While the Executive is employed by the Corporation, the Executive shall be entitled to participate, to the same extent as executive officers of the Corporation and the Bank generally, in all plans, programs and practices of the Corporation and the Bank relating to pension, retirement thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, retirement or employee benefits or combination thereof.  In addition, the Executive shall be entitled to be considered for benefits under all of the stock and stock option related plans in which the Corporation’s or the Bank’s executive officers are eligible or become eligible to participate provided any grants made to the Executive pursuant to Section 4(c) hereof shall be considered in making any determination with respect thereto.

(b)                                 Fringe Benefits.  While the Executive is employed by the Corporation, the Executive shall be eligible to participate in, and receive benefits under, any other fringe benefit plans, programs and practices or perquisites which are or may become generally available to the Corporation’s or the Bank’s executive officers, including but not limited to, supplemental retirement, supplemental medical or life insurance plans, company cars, club dues, physical examinations, financial planning and tax preparation services.  Without limiting the generality of the foregoing, the Corporation agrees to pay for the Executive’s membership dues and related business expenses in Twin Orchard Country Club (Long Grove, Illinois), The Standard Club, and expenses for an executive automobile which shall be replaced with a new vehicle at least every 3

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years.  Moreover, during the Executive’s employment by the Corporation, he shall be entitled to receive long-term disability coverage and benefits as in effect on the date hereof (to the extent available at a reasonable cost).  In no event will the Executive receive any benefit which is less favorable than a benefit being provided to any other executive officer of the Corporation or the Bank.

(c)                                  Post-Employment Health Benefit.  In recognition of the past service of the Executive to the Corporation and its subsidiaries, the Executive has earned and shall be entitled to receive, subject to unconditional forfeiture thereof upon a Termination for Cause or a termination pursuant to Section 7(g) hereof, post-employment continuing health benefit coverage from the Corporation or its successor in interest (the “Post-Employment Health Benefit”) upon any termination of employment of the Executive which does not result in forfeiture of the Post-Employment Health Benefit, as follows: (i) the Corporation (or its successor in interest) shall provide to the Executive (for himself, his spouse and his other eligible dependents) until the date that Executive becomes eligible for Medicare benefits (for his spouse until the date that is seven full calendar months after Executive becomes eligible for Medicare benefits), or if he should die prior thereto then to his surviving spouse and his other eligible dependents until the date that is seven full calendar months after the date that Executive would have become eligible for Medicare benefits if he had survived, the same family health insurance, hospitalization, medical, dental, prescription drug and other health benefits as the Executive would have been eligible for if Executive had continued to serve as an executive officer of the Corporation (or its successor) until the Executive became eligible for Medicare benefits (and for his spouse until the date that is seven full calendar months thereafter) on terms as favorable to the Executive as to other executive officers of the Corporation (or its successor) from time to time, including amounts of coverage and deductibles, which shall be at the Corporation’s (or its successor’s) sole cost other than co-payments and deductibles; and (ii) the Corporation (or its successor) shall, at the election of the Executive, provide the same coverage as set forth in subpart (i) of this subsection for the benefit of the Executive, his spouse and his other eligible dependents after the Executive becomes eligible for Medicare benefits and during the remainder of his lifetime (for Executive’s spouse, not ending before the date that is seven full calendar months after the date that Executive becomes eligible for Medicare benefits), at the sole cost of the Executive.

6.                                       Vacations; Leave.  The Executive shall be entitled (i) to annual paid vacation in accordance with the policies established by the Board of Directors which shall not be less favorable than that provided to any other executive officer of the Corporation or the Bank, and (ii) to voluntary leaves of absence, with or without pay, from time to time at such times and upon such conditions as the Board of Directors may determine in its discretion.

7.                                       Termination of Employment.

(a)                                  Involuntary Termination.  If the Executive experiences an Involuntary Termination prior to (and not in connection with) a Change in Control, such termination of employment shall be subject to the Corporation’s obligations under this Section 7(a) in lieu of any other compensation and employee benefits under this Agreement.  If such Involuntary Termination is not a Non-Extension Termination, the Corporation shall, as agreed upon liquidated damages, pay to the Executive monthly, during the unexpired term of this Agreement after the Date of Termination, one-twelfth of the Corporation Salary at the annual rate in effect immediately prior to the Date of Termination and one-twelfth of the average Annual Cash Bonus, based on the average amount of such Annual Cash Bonus for the two full calendar years preceding the Date of Termination (or if the Date of Termination occurs before one full calendar year has elapsed under this Agreement, the amount of $262,500, or if one but not two full calendar years have elapsed under this Agreement, the greater of $262,500 or the amount of the Annual Cash Bonus earned by the Executive for the one calendar year).  If such Involuntary Termination is a Non-Extension Termination, the Corporation shall, as agreed upon liquidated damages, pay the Executive monthly the compensation set forth in this Section 7(a)(i) for a period of 1 year following the Date of Termination.  In addition to the foregoing, in connection with an Involuntary Termination, the Executive shall be entitled to receive (A) any accrued Corporation Salary through the Date of Termination within 30 days after the Date of Termination, (B) any unpaid Annual Cash Bonus earned by the Executive for the preceding calendar year within the time period set forth in Section 4(b) hereof, (C) reimbursement of any expenses incurred through the Date of Termination in accordance with Section 4(d), and (D) all unpaid Deferred Payments as soon as such payments are not subject to any deductibility limitation under Section 162(m) of the Code (collectively, the “Accrued Compensation”) plus the Post-Employment Health Benefit.  If the Executive should die after amounts become payable under this Section 7(a), such amounts shall thereafter be paid to the Executive’s estate until satisfied in full.

(b)  Change in Control.  If the Executive experiences an Involuntary Termination in connection with or following a Change in Control, such termination of employment shall, in lieu of any other compensation and employee benefits under this Agreement, be subject to the Corporation’s (or its successor-in-interest’s) obligations under this Section 7(b).

(i)                                     Damages for Breach of Contract.  If the Executive has offered in writing to continue to provide the services contemplated by and on the terms provided in this Agreement and such offer has been rejected by the Corporation (or its successor-in-interest), then, subject to Section 7(b)(ii) below, the Corporation (or its successor-in-interest) shall, during the lesser period of the remaining term of this Agreement or 18 months following the Date of Termination (the “Contract Damage Period”), as agreed upon damages for breach of contract, (A) pay to the Executive monthly one-twelfth of the Corporation Salary at the annual rate in effect immediately prior to the Date of Termination and one-twelfth of the average Annual Cash Bonus, based on the average amount of such Annual Cash Bonus for the two full calendar years preceding the Date of Termination or if one but not two full calendar years  have elapsed under this Agreement, the amount of the Annual Cash Bonus earned by the Executive for the one calendar year; provided however, the maximum amount the Executive shall be entitled to receive pursuant to this Section 7(b)(i) shall be limited to $1,500,000.  Notwithstanding the foregoing, the provisions of this Section 7(b)(i) shall have no effect if a Change in Control occurs within one year from the date this Agreement is entered into (not the effective date of this Agreement).  In the event that a Change in Control occurs within one year from the date that this Agreement is entered into, then in that event, it is agreed by the parties that the only benefits to be received by the Executive from an Involuntary Termination are the benefits set forth in Section 7(b)(iii) and (iv) below.

(ii)                                  Mitigation.  In the event that the Executive becomes entitled to damages for breach of contract pursuant to Section 7(b)(i), then in that event, the Corporation’s (or its successors-in-interest’s) obligation under Section 7(b)(i) shall be reduced (or payment of such damages under Section 7(b)(i) shall be returned by the Executive) to the extent of the Executive’s earned income (within the meaning of Section 911(d)(2)(A) of the Code) during the Contract Damage Period.  Throughout the Contract Damage Period, the Executive shall promptly inform the Corporation (or its successor-in-interest) of the nature and amounts of earned income received by him or to which he is otherwise entitled by virtue of the performance of personal services during the Contract Damage Period.

(iii)                               Accrued Compensation and Post-Employment Health Benefit.  In addition to any other amounts to which the Executive may be entitled to receive under this Section 7(b), the Corporation (or its successor-in-interest) shall pay to the Executive the Accrued Compensation and provide the Post-Employment Health Benefit.

(iv)                              Change in Control Payment.  If an Involuntary Termination occurs in connection with or within 18 months following a Change in Control, in addition to the Corporation’s (or its successor-in-interest’s) obligations under Section 7(b)(i) and (iii) above, the Corporation (or its successor-in-interest) shall pay to the Executive in cash, within 30 days after the Date of Termination, an amount equal to 299% of the Executive’s “base amount” as determined under Section 280G of the Code.

If the Executive should die after amounts become payable under any provision of this Section 7(b), such amounts shall thereafter be paid to the Executive’s estate until satisfied in full, but subject to the mitigation provisions set forth in Section 7(b)(ii) with respect to earned income of the Executive during the Contract Damage Period through the date of his death.

(c)                                  Termination for Cause.  In the event of Termination for Cause, the Corporation shall have no further obligation to the Executive under this Agreement after the Date of Termination except for the Accrued Compensation.

(d)                                 Voluntary Termination.  The Executive may terminate his employment voluntarily at any time by a notice pursuant to Section 9 of this Agreement.  In the event that the Executive voluntarily terminates his employment other than by reason of any of the actions that constitute Involuntary Termination (“Voluntary Termination”), the Corporation shall only be obligated to the Executive for the amount of the Accrued Compensation and to provide the Post-Employment Health Benefit, and the Corporation shall have no further obligation to the Executive under this Agreement.

(e)                                  Death.  In the event of the death of Executive during the term of this Agreement and prior to any termination of employment, the Corporation shall pay to the Executive’s estate the Accrued Compensation and shall provide to the Executive’s surviving spouse and other eligible dependents the Post-Employment Health Benefit.

(f)                                    Disability.  If the Executive becomes entitled to benefits under the terms of the then-current disability plan, if any, of the Corporation or the Bank (a “Disability Plan”), he

shall be entitled to receive such group and other disability benefits, if any, as are then provided by the Corporation or the Bank for executive officers.  In the event of such disability, this Agreement shall not be suspended, except that (i) the Corporation’s obligation to pay the Corporation Salary to the Executive shall be reduced in accordance with the amount of disability income benefits received by the Executive, if any, pursuant to this Section 7(f) such that, on an after-tax basis, the Executive shall realize from the sum of disability income benefits and Corporation Salary the same amount as he would realize on an after-tax basis from the Corporation Salary if the Corporation’s obligation to pay salary were not reduced pursuant to this Section 7(f); (ii) the Executive shall not be entitled to earn an Annual Cash Bonus pursuant to Section 4(b) hereof or option grants pursuant to Section 4(c) if the disability prevents the Executive from rendering full time service to the Corporation for a period of in excess of six months during an applicable calendar year; and (iii) upon a resolution adopted by a majority of the disinterested members of the Board of Directors, the Corporation may discontinue payment of the Corporation Salary beginning six months following a determination that the Executive has become entitled to benefits under a Disability Plan or otherwise unable to fulfill his duties under this Agreement.  The Corporation may terminate the employment of the Executive at any time after the expiration of one year following such disability if such disability is then continuing and upon such termination the Executive shall only be entitled to receive the Accrued Compensation and the Post-Employment Health Benefit.

(g)                                 Regulatory Action.  Notwithstanding any other provisions of this Agreement, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S. C. § 1818(c)(4) and (g)(1), all obligations of the Corporation under this Agreement shall terminate as of the effective date of the order, except for the obligation of the Corporation to pay the Accrued Compensation.

(h)                                 No Other Obligation to Mitigate Damages; No Offset. Except as provided in Section 7(b)(ii), the Executive shall not be obligated to mitigate amounts payable or arrangements made under the provisions of this Section 7 and the obtaining of other employment shall in no event effect any reduction of the Corporation’s obligations under this Section 7 (other than Section 7(b)).  Except as provided in Section 7(b)(ii), the Corporation’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Corporation may have against the Executive or others.

8.                                       Tax Detriment Payments.  If and only if stock options held by the Executive under the Stock Option Plan become exercisable solely by virtue of a Change in Control and the acceleration and lapse value of such stock options when aggregated with other payments to be received by the Executive under this Agreement (the “Total Payments”) is subject, in whole or in part, to the excise tax imposed by Section 4999 of the Code or any similar successor provision or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the

Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments (not including any Gross-Up Payment). All determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and any amounts relevant to the foregoing sentence shall be made by an independent accounting firm selected by the Corporation, which may be the accounting firm then regularly retained by the Corporation (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations, regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Corporation and the Executive, within 60 days of the Date of Termination, if applicable, or such earlier time as is reasonably requested by the Corporation or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an opinion that the Executive has substantial authority not to report any Excise Tax on his Federal income tax return.  Subject to the determination of any Underpayment or Overpayment, any determination by the Accounting Firm shall be binding upon the Corporation and the Executive.  As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Corporation should have made larger Gross-Up Payments (“Underpayment”) or that Gross-Up Payments will have been made by the Corporation which should not have been made (“Overpayments”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred, which amount shall be redetermined, if necessary, to reflect any final assessment by the Internal Revenue Service respecting amounts resulting in an Underpayment or Overpayment. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive, and in the case of an Overpayment, the amount of such Overpayment shall be promptly paid by the Executive to the Corporation.  The provisions of this Section 8 shall not be applicable and shall have no force or effect if none of the stock options held by the Executive under the Stock Option Plan become exercisable solely by virtue of a Change in Control. If the Total Payments after subtracting the acceleration and lapse value of the stock options held by the Executive under the Stock Option Plan that become exercisable solely by virtue of a Change in Control (the “Adjusted Total Payments”) would be subject, in whole or in part, to the Excise Tax, then the provisions of this Section 8 shall not be applicable to the Adjusted Total Payments, but shall continue to apply to and shall have full force and effect on the part of the Total Payments remaining after subtracting the Adjusted Total Payments.

9.                                       Notice of Termination.  Subject to the provisions of Section 1(d) hereof, in the event that the Corporation or the Bank, or both, desire to terminate the employment of the Executive during the term of this Agreement, the Corporation or the Bank, or both, shall deliver to the Executive a written notice of termination, stating whether such termination constitutes Termination for Cause, Involuntary Termination, or termination for disability, setting forth in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate, which date shall be at least 30 days after the date upon which the notice is delivered, except in the case of Termination for Cause.  In the event that the Executive determines in good faith that he has experienced an Involuntary Termination of his employment, he shall send a written notice to the Corporation stating the

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circumstances that constitute such Involuntary Termination and the date upon which his employment shall have ceased due to such Involuntary Termination.  In the event that the Executive desires to effect a Voluntary Termination, he shall deliver a written notice to the Corporation, stating the date upon which employment shall terminate, which date shall be at least 90 days after the date upon which the notice is delivered, unless the parties agree to a date sooner.

10.                                 Attorneys’ Fees. The Corporation shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as a result of (i) the Executive’s contesting or disputing any termination of employment, or (ii) the Executive’s seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Corporation (or any successor) or the Consolidated Subsidiaries under which the Executive is or may be entitled to receive benefits; provided that the Corporation’s obligation to pay such fees and expenses is subject to the Executive’s prevailing with respect to the matters in dispute in any proceeding initiated by the Executive or the Executive’s having been determined to have acted reasonably and in good faith with respect to any proceeding initiated by the Corporation or the Consolidated Subsidiaries.

11.                                 Indemnification.  During Executive’s term of employment with the Corporation and thereafter, the Corporation shall indemnify and hold Executive harmless to the maximum extent now or hereafter permitted under the Articles of Incorporation and By-Laws of the Corporation.  In the event that legal action is instituted or threatened against the Executive during or after the term of his employment with, or membership on the Board of Directors of, the Corporation, the Bank or any affiliate the Corporation, in connection with such employment or membership, the Corporation will advance to the Executive the costs and expenses incurred by Executive in the defense of such action (including reasonable attorneys, expert and other professional? fees) to the maximum extent permitted by law without prejudice to or waiver by the Corporation of its rights and remedies against the Executive.  In the event that there is a final judgment entered against the Executive in any such litigation which, in accordance with its Articles of Incorporation and By-Laws, is not subject to indemnification, then the Executive shall reimburse the Corporation for all such costs and expenses paid or incurred by it in the Executive’s defense of such litigation (the “Reimbursement Amount”). The Reimbursement Amount shall be paid by the Executive within 30 days after rendition of the final judgment and a determination by the Board of Directors that such costs and expenses are not subject to indemnification. The parties shall cooperate in the defense of any asserted claim, demand or liability against the Executive or the Corporation or any of the Consolidated Subsidiaries.  The term “final judgment” as used herein shall be defined to mean the decision of a court of competent jurisdiction, and in the event of an appeal, then the decision of the appellate court, after petition for rehearing has been denied, or the time for filing the same (or the filing of further appeal) has expired.  The  rights to indemnification under this Section 11 shall be in addition to any rights which Executive may now or hereafter have under any insurance contract maintained by the Corporation or any of its other affiliates or any other agreement between Executive and the Corporation or any of its affiliates.  Anything in this Agreement to the contrary notwithstanding, Executive’s indemnification rights under this Section 11, the Articles of Incorporation and By-Laws of the Corporation and applicable law, shall survive the termination of Executive’s employment with the Corporation and his membership on the Board of Directors of the Corporation, the Bank and any affiliate of the Corporation.

12.                                 No Assignments.

(a)                                  This Agreement is personal to each of the parties hereto, and neither may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that this Agreement shall be binding upon and inure to the benefit of any successor of the Corporation and the Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) by an assumption agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.  Failure of the Corporation to obtain such an assumption agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation and benefits from the Corporation in the same amount and on the same terms as provided in Section 7(b).  For purposes of implementing the provisions of this Section 12, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b)                                 This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13.                                 Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five days after the date that sent by certified mail, return receipt requested, postage prepaid, to the Corporation at its home office, to the attention of the Board of Directors with a copy to the Secretary of the Corporation, or, if to the Executive, to such home or other address as the Executive has most recently provided in writing to the Corporation.

14.                                 Amendments.  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

15.                                 Headings.  The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

16.                                 Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provisions shall not affect the validity or enforceability of the other provisions hereof.

17.                                 Governing Law.  This Agreement shall be governed by the laws of the State of Illinois.

18.                                 Preparation Fees.  The Corporation shall be solely responsible for payment of any and all legal fees incurred by Executive in the preparation, negotiation and execution of this Agreement, but in an amount not to exceed $15,000.

19.                                 Successors to Code Sections.  All provisions of this Agreement referring to sections of the U.S.C. (United State Code) or to the Code shall be deemed to refer to successor code sections in the event of renumbering of code sections.

20.                             1999 Employment Agreement.  This Agreement supercedes and replaces the 1999 Employment Agreement and as of January 1, 2003 the 1999 Employment Agreement shall terminate and have no further force or effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Attest:	MB FINANCIAL, INC.

/s/ Doria L. Koros	/s/ E.M. Bakwin
Doria L. Koros	E.M. Bakwin
Secretary	Chairman of the board

Witness:	EXECUTIVE:

/s/ Jahaira Soto	/s/ Mitchell Feiger
Jahaira Soto	Mitchell Feiger